CALCULATION OF REGISTRATION FEE

	Maximum Aggregate	Amount of Registration
Title of Each Class of Securities Offered	Offering Price	Fee

Market-Linked Notes due 2020	$13,272,350	$1,336.53

November 2015 Pricing Supplement No. 668 Registration Statement No. 333-200365 Dated November 30, 2015 Filed pursuant to Rule 424(b)(2)

Structured Investments

Opportunities in Equities, Commodities and Bonds

Market-Linked Notes due December 10, 2020

Based on the Value of the Morgan Stanley ETF-MAP 2 Index

The notes are unsecured obligations of Morgan Stanley, will pay no interest and will have the terms described in the accompanying product supplement and prospectus, as supplemented and modified by this document. At maturity, we will pay per note the stated principal amount of $10 plus a supplemental redemption amount, if any, based on the value of the underlying index on the determination date. The Morgan Stanley ETF-MAP 2 Index employs a rules-based quantitative strategy, which uses modern portfolio theory principles and the related concept of efficient frontier to attempt to maximize returns for a given level of risk, as described more fully below. The underlying index is comprised of three sub-indices. The potential components of each sub-index consist of U.S.-listed exchange-traded funds (ETFs), representing U.S. and non-U.S. equities, fixed income securities, commodities and real estate, and the Morgan Stanley Two Year Treasury Index. Each sub-index is calculated on an excess return basis, and therefore the respective level of each sub-index is determined by the weighted return of the optimized portfolio of index components for such sub-index reduced by the return on an equivalent cash investment receiving the Federal Funds rate. Each sub-index is rebalanced once per month according to a pre-determined schedule. Each sub-index is rebalanced using the same methodology, but at different times of each month. Each monthly rebalancing for a sub-index is based on the index methodology, which seeks to determine the asset portfolio that had the maximum historical return with 5% annualized volatility during the prior 63-business day period. There is also a daily adjustment to the allocation between the asset portfolio and cash component based on the overall volatility of the asset portfolio. A servicing cost of 0.50% per annum, calculated on a daily basis, is deducted when calculating the level of the index. For more information, see “Underlying Index” beginning on page 12. An investment linked to the index involves risks. See “Risk Factors – There are risks related to the index” beginning on page 6. These long-dated notes are for investors who are concerned about principal risk but seek exposure to a multiple asset-linked index, who are willing to accept that the underlying index’s volatility target feature may reduce upside performance in bullish markets, and who are willing to forgo current income in exchange for the repayment of principal at maturity plus the potential to receive a supplemental redemption amount, if any. The notes are notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.

All payments are subject to the credit risk of Morgan Stanley. If Morgan Stanley defaults on its obligations, you could lose some or all of your investment. These securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

FINAL TERMS
Issuer:	Morgan Stanley
Issue price:	$10 per note (see “Commissions and issue price” below)
Stated principal amount:	$10 per note
Aggregate principal amount:	$13,272,350
Pricing date:	November 30, 2015
Original issue date:	December 3, 2015 (3 business days after the pricing date)
Maturity date:	December 10, 2020
Interest:	None
Underlying index:	Morgan Stanley ETF-MAP 2 Index
Payment at maturity:

The payment due at maturity per $10 stated principal amount will equal:

$10 + supplemental redemption amount, if any.

The payment at maturity will not be less than $10 per note regardless of the performance of the underlying index.

Supplemental redemption amount:	(i) $10 times (ii) the index percent change times (iii) the participation rate, provided that the supplemental redemption amount will not be less than $0.
Participation rate:	155%
Maximum payment at maturity:	None
Index percent change:	(final index value – initial index value) / initial index value
Initial index value:	991.20, which is the index closing value on the pricing date
Final index value:	The index closing value on the determination date
Determination date:	December 7, 2020, subject to postponement for non-index business days and certain market disruption events
CUSIP:	61765U217
ISIN:	US61765U2179
Listing:	The notes will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Estimated value on the pricing date:	$9.486 per note. See “Investment Summary” beginning on page 2.
Commissions and issue price:	Price to public	Agent’s commissions	Proceeds to issuer(3)
Per note	$10	$0.30(1)	$9.65
		$0.05(2)
Total	$13,272,350	$464,532.25	$12,807,817.75
(1)	Selected dealers, including Morgan Stanley Wealth Management (an affiliate of the agent), and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $0.30 for each note they sell. See “Supplemental information regarding plan of distribution; conflicts of interest.” For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement for equity-linked notes.

(2)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $0.05 for each note.

(3)	See “Use of proceeds and hedging” on page 19.

The notes involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 6.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these notes, or determined if this document or the accompanying product supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Information About the Notes” at the end of this document.

Product Supplement for Equity-Linked Notes dated November 19, 2014	Prospectus dated November 19, 2014

Market-Linked Notes due December 10, 2020

Based on the Value of the Morgan Stanley ETF-MAP 2 Index

Investment Summary

Market-Linked Notes

The Market-Linked Notes due December 10, 2020 Based on the Value of the Morgan Stanley ETF-MAP 2 Index (the “notes”) offer 155% participation in any positive performance of the underlying index. The notes provide investors:

▪	an opportunity to gain exposure to the Morgan Stanley ETF-MAP 2 Index

▪	the repayment of principal at maturity, subject to the credit risk of Morgan Stanley

▪	155% participation in any appreciation of the underlying index over the term of the notes

▪	no exposure to any decline of the underlying index if the notes are held to maturity

At maturity, if the underlying index has depreciated or has not appreciated at all, you will receive the stated principal amount of $10 per note, without any positive return on your investment. All payments on the notes, including the repayment of principal at maturity, are subject to the credit risk of Morgan Stanley.

Maturity:	Approximately 5 years
Participation rate:	155%
Interest:	None

The Morgan Stanley ETF-MAP 2 Index

The Morgan Stanley ETF-MAP 2 Index has been developed by and is calculated, published and rebalanced by Morgan Stanley & Co. LLC (the “underlying index publisher”). ETF-MAP stands for “Exchange-Traded Fund – Multi-Asset Portfolio.” The underlying index employs a rules-based quantitative strategy, which uses modern portfolio theory principles and the related concept of efficient frontier to attempt to maximize returns for a given level of risk. The index is comprised of three sub-indices (each, a “Sub-Index” and together, the “Sub-Indices”). The potential components of each Sub-Index consist of U.S.-listed exchange traded funds (“ETFs”), representing U.S. and non-U.S. equities, fixed income securities, commodities and real estate, and the Morgan Stanley Two Year Treasury Index (collectively, the “Index Components”).

In general, the construction of the asset portfolio for each Sub-Index is based on the principles of modern portfolio theory and the efficient frontier. The fundamental premise of modern portfolio theory is that the weighting of assets in an investment portfolio should be based not only on the individual risk and return characteristics of each asset but also on each asset’s relationship, in terms of correlation, volatility and return, to the other portfolio components. The efficient frontier represents a set of portfolios constructed using modern portfolio theory concepts, each of which has a different risk and return profile. An investor choosing a portfolio from the “efficient frontier” should, the theory says, be maximizing returns for the chosen level of risk.

Each Sub-Index is calculated on an excess return basis, and therefore the respective level of each Sub-Index is determined by the weighted return of the optimized portfolio of Index Components for such Sub-Index (each, an “Asset Portfolio”) reduced by the return on an equivalent cash investment receiving the Federal Funds rate. The level of the index, which is published in respect of each day on which the New York Stock Exchange is open for trading, tracks the average daily return of the Sub-Indices.

Each Sub-Index is rebalanced once per month according to a pre-determined schedule (the “Monthly Rebalancing”). Each Sub-Index is rebalanced using the same methodology, but at different times of each month. The Monthly Rebalancing for each Sub-Index will occur over a period of several trading days (each such trading day, a “Rebalancing Date”). During each Monthly Rebalancing for a Sub-Index, the index methodology determines the optimal weightings of each component in the Asset Portfolio for such Sub-Index by analyzing historical returns and volatility for each Index Component and the historical correlation between each pair of components. In particular, the index methodology seeks to determine the Asset Portfolio for such Sub-Index that had the maximum historical return with 5% annualized volatility during the prior 63-trading-day period. The exposure of each Sub-Index to each market sector and the weighting of each Index Component are subject to limits as outlined below. In addition, there is a “Daily Allocation” for each Sub-Index, based on a 5% volatility target (the “Volatility Target”) between its respective Asset Portfolio and cash. Accordingly, the exposure of each Sub-Index to its respective Asset Portfolio will be monitored and adjusted so that it generally equals the Volatility Target divided by the Realized Volatility (as defined below) of the Asset Portfolio for the relevant Sub-Index. The amount of the reduction in the exposure to the Asset

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Market-Linked Notes due December 10, 2020

Based on the Value of the Morgan Stanley ETF-MAP 2 Index

Portfolio for any Sub-Index will be allocated to cash. For each Sub-Index, the sum of allocations to its respective Asset Portfolio and cash will not exceed 100%.

A servicing cost of 0.50% per annum, calculated on a daily basis, is deducted when calculating the performance of the underlying index. Please see “Underlying Index” beginning on page 12 for more information about the underlying index.

The original issue price of each note is $10. This price includes costs associated with issuing, selling, structuring and hedging the notes, which are borne by you, and, consequently, the estimated value of the notes on the pricing date is less than $10. We estimate that the value of each note on the pricing date is $9.486.

What goes into the estimated value on the pricing date?

In valuing the notes on the pricing date, we take into account that the notes comprise both a debt component and a performance-based component linked to the underlying index. The estimated value of the notes is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlying index, instruments based on the underlying index, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the notes?

In determining the economic terms of the notes, including the participation rate, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the notes would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the notes?

The price at which MS & Co. purchases the notes in the secondary market, absent changes in market conditions, including those related to the underlying index, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the notes are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the notes in the secondary market, absent changes in market conditions, including those related to the underlying index, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the notes, and, if it once chooses to make a market, may cease doing so at any time.

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Market-Linked Notes due December 10, 2020

Based on the Value of the Morgan Stanley ETF-MAP 2 Index

Key Investment Rationale

Market-Linked Notes offer investors exposure to the performance of equities or equity indices and provide for the repayment of principal at maturity. They are for investors who are concerned about principal risk but seek exposure to a multiple asset-linked index, who are willing to accept that the underlying index’s volatility target feature may reduce upside performance in bullish markets, and who are willing to forgo current income in exchange for the repayment of principal at maturity plus the potential to receive a supplemental redemption amount, if any, based on the performance of the underlying index.

The underlying index employs a rules-based quantitative strategy, which uses modern portfolio theory principles and the related concept of efficient frontier to attempt to maximize returns for a given level of risk. The index is comprised of three Sub-Indices. The potential components of each Sub-Index consist of U.S.-listed exchange-traded funds (ETFs), representing U.S. and non-U.S. equities, fixed income securities, commodities and real estate, and the Morgan Stanley Two Year Treasury Index. Each Sub-Index is calculated on an excess return basis, and therefore the respective level of each Sub-Index is determined by the weighted return of the optimized portfolio of index components for such Sub-Index reduced by the return on an equivalent cash investment receiving the Federal Funds rate.

Repayment of Principal	The notes offer investors 155% upside exposure to the performance of the underlying index, while providing for the repayment of principal in full at maturity.
Exposure to the Morgan Stanley ETF-MAP 2 Index	The Morgan Stanley ETF-MAP 2 Index attempts to maximize returns for a given level of risk. ETF-MAP 2 stands for “Exchange Traded Fund – Multi-Asset Portfolio.” The underlying index is comprised of three Sub-Indices. The potential components of each Sub-Index consist of U.S.-listed exchange-traded funds (ETFs), representing U.S. and non-U.S. equities, fixed income securities, commodities and real estate, and the Morgan Stanley Two Year Treasury Index.
Upside Scenario	The underlying index increases in value, and, at maturity, the notes pay the stated principal amount of $10 plus 155% of the appreciation of the underlying index. There is no limitation on the appreciation potential.
Par Scenario	The underlying index declines or does not appreciate in value, and, at maturity, the notes pay only the stated principal amount of $10.

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Market-Linked Notes due December 10, 2020

Based on the Value of the Morgan Stanley ETF-MAP 2 Index

Hypothetical Payout on the Notes

At maturity, for each $10 stated principal amount of notes that you hold, you will receive the stated principal amount of $10 plus a supplemental redemption amount, if any. The supplemental redemption amount will be calculated on the determination date as follows:

(i) $10 times (ii) the index percent change times (iii) the participation rate of 155%.

The payment at maturity will not be less than $10 per note regardless of the performance of the underlying index.

The table below illustrates the payment at maturity for each note for a hypothetical range of index percent change and does not cover the complete range of possible payouts at maturity. The table assumes a hypothetical initial index value of 1,000. The actual initial index value is set forth on the cover of this document.

Index percent change	Final index value	Stated principal amount	Supplemental redemption amount	Payment at maturity	Return on $10 note
70%	1,700	$10	$10.85	$20.85	108.50%
60%	1,600	$10	$9.30	$19.30	93.00%
50%	1,500	$10	$7.75	$17.75	77.50%
40%	1,400	$10	$6.20	$16.20	62.00%
30%	1,300	$10	$4.65	$14.65	46.50%
20%	1,200	$10	$3.10	$13.10	31.00%
10%	1,100	$10	$1.55	$11.55	15.50%
0%	1,000	$10	$0	$10	0.00%
–10%	900	$10	$0	$10	0.00%
–20%	800	$10	$0	$10	0.00%
–30%	700	$10	$0	$10	0.00%
–40%	600	$10	$0	$10	0.00%
–50%	500	$10	$0	$10	0.00%
–60%	400	$10	$0	$10	0.00%
–70%	300	$10	$0	$10	0.00%

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Based on the Value of the Morgan Stanley ETF-MAP 2 Index

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the notes. For further discussion of these and other risks you should read the section entitled “Risk Factors” in the accompanying product supplement and the accompanying prospectus. You should also consult with your investment, legal, tax, accounting and other advisers in connection with your investment in the notes.

▪	The notes do not pay interest and may not pay more than the stated principal amount at maturity. If the index percent change is less than or equal to 0%, you will receive only the stated principal amount of $10 for each note you hold at maturity. As the notes do not pay any interest, if the underlying index does not appreciate sufficiently over the term of the notes, the overall return on the notes (the effective yield to maturity) may be less than the amount that would be paid on a conventional debt security of the issuer of comparable maturity. The notes have been designed for investors who are willing to forgo market floating interest rates in exchange for a supplemental redemption amount, if any, based on the performance of the underlying index.

▪	The market price of the notes will be influenced by many unpredictable factors. Several factors will influence the value of the notes in the secondary market and the price at which MS & Co. may be willing to purchase or sell the notes in the secondary market, including the value of the underlying index at any time, the volatility (frequency and magnitude of changes in value) of the underlying index, dividend rate on the exchange traded funds (“ETFs”) underlying the index, interest and yield rates in the market, time remaining until the notes mature, geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the underlying index or equities markets generally and which may affect the final index value of the underlying index and any actual or anticipated changes in our credit ratings or credit spreads. Generally, the longer the time remaining to maturity, the more the market price of the notes will be affected by the other factors described above. The value of the underlying index may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen. See “Hypothetical Retrospective and Historical Information” below. You may receive less, and possibly significantly less, than the stated principal amount per note if you try to sell your notes prior to maturity.

▪	The notes are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the notes. You are dependent on Morgan Stanley’s ability to pay all amounts due on the notes at maturity and therefore you are subject to the credit risk of Morgan Stanley. The notes are not guaranteed by any other entity. If Morgan Stanley defaults on its obligations under the notes, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the notes prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness. Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the notes.

▪	The amount payable on the notes is not linked to the value of the underlying index at any time other than the determination date. The final index value will be based on the index closing value on the determination date, subject to postponement for non-index business days and certain market disruption events. Even if the value of the underlying index appreciates prior to the determination date but then drops by the determination date, the payment at maturity will be less, and may be significantly less, than it would have been had the payment at maturity been linked to the value of the underlying index prior to such drop. Although the actual value of the underlying index on the stated maturity date or at other times during the term of the notes may be higher than the final index value, the payment at maturity will be based solely on the index closing value on the determination date.

▪	There are risks associated with the underlying index.

▪	Low volatility in the underlying index is not synonymous with low risk in an investment linked to the underlying index. For example, even if the volatility of the underlying index was in line with the Volatility Target, the underlying index may decrease over time, which may result in a zero return on the notes.

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Market-Linked Notes due December 10, 2020

Based on the Value of the Morgan Stanley ETF-MAP 2 Index

▪	The level of the underlying index can go down as well as up. Please see “Hypothetical Retrospective and Historical Information” below.

▪	Each Sub-Index of the index’s portfolio of Index Components is varied and represents a number of different asset classes in a number of different sectors. Investors should be experienced with respect to, and be able to evaluate and understand the risks of (either alone or with the investor’s investment, legal, tax, accounting and other advisors), investments the values of which are derived from different asset classes and sectors.

▪	Each Sub-Index of the index at any time may be composed of a very limited number of ETFs. The components of each Sub-Index’s Asset Portfolio are varied and will be selected from the index Components according to the index methodology. Therefore, at any time, the Sub-Indices of the index may be composed of a very limited number of ETFs, and investors could be exposed to the risks associated with a concentrated investment in that limited number of ETFs. In addition, if the trading of one or more of such ETFs is disrupted, it is likely that the calculation agent will determine that a market disruption event with respect to the notes has occurred and thus postpone the determination date or, if such market disruption event is continuing, determine the level of the underlying index at its discretion. Investors’ interests may be adversely affected by such determination.

▪	The value of the underlying index and any instrument linked to the underlying index may increase or decrease due to a number of factors, many of which are beyond the underlying index publisher’s control. The nature and weighting of the Index Components can vary significantly, and no assurance can be given as to the underlying index’s allocations of the Sub-Indices to any Index Component at any time.

▪	While each Sub-Index, and therefore, the underlying index, has a Volatility Target of 5%, there can be no guarantee, even if each Sub-Index’s allocation to its respective Asset Portfolio is adjusted as frequently as is permitted (i.e., daily), that the realized volatility of the underlying index will not be less than or greater than 5%. In fact, the historical volatility of the underlying index, based on simulated returns, has generally been between 4% and 6%.

▪	There can be no assurance that the actual volatility of the underlying index will be lower than the volatility of any or all of the Index Components.

▪	The volatility target feature of the underlying index may dampen its performance in bullish markets. The underlying index is designed to achieve a Volatility Target of 5% regardless of the direction of price movements in the market. Therefore, in bullish markets, if the Realized Volatility is higher than the Volatility Target, the adjustments to the respective Asset Portfolios of the Sub-Indices through Monthly Rebalancing or Daily Allocation might dampen the performance of the underlying index.

▪	The future performance of the underlying index may bear little or no relation to the historical or hypothetical retrospective performance of the underlying index. Among other things, the trading prices of the Index Components and the dividends paid on the Index Components will impact the level and the volatility of the underlying index. It is impossible to predict whether the level of the underlying index will rise or fall.

▪	The underlying index was established on June 16, 2014 and therefore has a very limited history. As such, performance for periods prior to the establishment of the underlying index has been retrospectively simulated by the underlying index publisher on a hypothetical basis. A retrospective simulation means that no actual investment which allowed a tracking of the performance of the underlying index existed at any time during the period of the retrospective simulation. The methodology and the underlying index used for the calculation and retrospective simulation of the underlying index has been developed with the advantage of hindsight. In reality, it is not possible to invest with the advantage of hindsight and therefore this historical performance is purely theoretical and may not be indicative of future performance. In addition, the Morgan Stanley Two Year Treasury Index and certain ETFs included in the Index Components existed for only a portion of period for which the underlying index publisher calculates hypothetical retrospective values. For any period during

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which data for the Morgan Stanley Two Year Treasury Index or one or more ETFs did not exist, the historical simulation is based on (i) the value of the Morgan Stanley Two Year Treasury Index based on simulated historical performance and (ii) the value of each ETF’s benchmark index less the relevant ETF’s current expense ratio. Investors should be aware that no actual investment which allowed a tracking of the performance of the underlying index was possible at any time prior to June 16, 2014. Such data must be considered illustrative only. The historical data may not reflect future performance and no assurance can be given as to the level of the underlying index at any time.

▪	As the underlying index is new and has very limited actual historical performance, any investment in the underlying index may involve greater risk than an investment in an index with longer actual historical performance and a proven track record.

▪	The underlying index is calculated on an excess return basis. The level of the underlying index tracks the average daily return of the Sub-Indices. The level of each Sub-Index is calculated as the excess of the weighted return of the Asset Portfolio for such Sub-Index over an equivalent cash investment receiving the Federal Funds rate. As a result, the level of each Sub-Index, and therefore the level of the index, reflects a deduction of the Federal Funds rate that would apply to such a cash investment, and is less than the average return on the weighted Asset Portfolios of the Sub-Indices. Changes in the Federal Funds rate will affect the value of the underlying index. In particular, an increase in the Federal Funds rate will negatively affect the value of the underlying index.

▪	The underlying index contains embedded costs. As described in more detail under “Underlying Index” below, the underlying index contains an embedded servicing cost of 0.50% per annum. Such cost is deducted when calculating the level of the index and will thus reduce the return of the index.

▪	An investment in the notes involves risks associated with emerging markets equities and bonds, currency exchange rates and commodities. ETFs representing foreign equities (including emerging markets equities) can constitute up to 70% of the underlying index. The underlying index can also consist of certain ETFs representing emerging markets bonds. Therefore, an investment in the notes involve risks associated with the securities markets in those foreign markets and emerging markets countries, including but not limited to risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. The prices of securities issued in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws. In addition, because the price of an ETF representing foreign securities is generally related to the U.S. dollar value of securities underlying the index tracked by such ETF, an investment in the notes involve currency exchange rate risk with respect to each of the currencies in which such securities trade. Exchange rate movements for a particular currency are volatile and are the result of numerous factors including the supply of, and the demand for, those currencies, as well as relevant government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to the relevant region.

In addition, potential underlying index components also include ETFs representing commodities and thus investors are exposed to risks associated with commodities. Investments linked to the prices of commodities are subject to sharp fluctuations in the prices of commodities over short periods of time for a variety of factors, including: changes in supply and demand relationships; weather; climatic events; the occurrence of natural disasters; wars; political and civil upheavals; acts of terrorism; trade, fiscal, monetary, and exchange control programs; domestic and foreign political and economic events and policies; disease; pestilence; technological developments; changes in interest rates; and trading activities in commodities and related contracts. These factors may affect the prices of commodities and therefore of the underlying index and the notes, in varying and potentially inconsistent ways.

¡	The Morgan Stanley Two Year Treasury Index can produce negative returns, which may have an adverse effect on the level of the respective Sub-Indices, and consequently, the level of the index. The Index methodology for the Morgan Stanley Two Year Treasury Index was developed based on historical data and conditions, and there can be no assurances that the methodology can generate positive

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performance in the future. Therefore, the past performance of the Morgan Stanley Two Year Treasury Index, whether actual or retrospectively calculated, is not a reliable indication of future performance. Poor performance by the Morgan Stanley Two Year Treasury Index will have a negative effect on the performance of the respective Sub-Indices, and consequently on the performance of the index.

▪	If the underlying index is discontinued and no successor index is available, at maturity, Morgan Stanley will pay an alternative supplemental redemption amount, if any, in lieu of the supplemental redemption amount. If MS & Co., as the underlying index publisher, discontinues publication of the underlying index and, as the calculation agent, determines in its sole discretion that no successor index is available, no supplemental redemption amount will be paid on the notes. Instead, on the date of such determination, the calculation agent will determine, in good faith and in a commercially reasonable manner, an alternative supplemental redemption amount, which will equal its estimate of the value, if any, of the investors’ forgone opportunity to receive any supplemental redemption amount, determined by reference to the calculation agent’s pricing models, inputs, assumptions about future market conditions including, without limitation, the volatility of the ETF-MAP 2 Index and its components and current and expected interest rates. The alternative supplemental redemption amount, if any, will be paid at maturity in addition to the stated principal amount of the notes. As a result, investors will have no more exposure to the underlying index once the calculation agent determines that no successor index is available to replace the discontinued underlying index, but will not receive the alternative supplemental redemption amount until the maturity date. See “Additional Information About the Notes—Discontinuance of the underlying index” below.

▪	MS & Co., which is a subsidiary of the issuer, is both the calculation agent and the underlying index publisher, and will make determinations with respect to the notes and the underlying index. As calculation agent, MS & Co. has determined the initial index value, will determine the final index value and will calculate the amount of cash you will receive at maturity. Determinations made by MS & Co. in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the alternative supplemental redemption amount in the event of a discontinuance of the underlying index or a market disruption event, may adversely affect the payout to you at maturity.

MS & Co. is also the underlying index publisher and retains the final discretion as to the manner in which the underlying index is calculated and constructed. The underlying index publisher may change the methodology of the underlying index or discontinue the publication of the underlying index without prior notice, and such changes or discontinuance may affect the value of the underlying index. The underlying index publisher’s calculations and determinations in relation to the underlying index shall be binding in the absence of manifest error.

In performing its duties as the calculation agent of the notes and the underlying index publisher, MS & Co. may have interests adverse to your interests, which may affect the value of the underlying index and the value of the notes.

▪	The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the notes in the original issue price reduce the economic terms of the notes, cause the estimated value of the notes to be less than the original issue price and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the notes in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

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The inclusion of the costs of issuing, selling, structuring and hedging the notes in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the notes less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the notes are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the notes in the secondary market, absent changes in market conditions, including those related to the underlying index, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

▪	The estimated value of the notes is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the notes than those generated by others, including other dealers in the market, if they attempted to value the notes. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your notes in the secondary market (if any exists) at any time. The value of your notes at any time after the date of this pricing supplement will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price will be influenced by many unpredictable factors” above.

▪	Adjustments to the underlying index could adversely affect the value of the notes. MS & Co., as the underlying index publisher, can add, delete or substitute the Index Components, and can make other methodological changes required by certain events relating to the Index Components. Any of these actions could adversely affect the value of the notes. The underlying index publisher may also discontinue or suspend calculation or publication of the underlying index at any time. In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued index. MS & Co., in its capacity as both the calculation agent for the notes and underlying index publisher, could have an economic interest that is different than that of investors in the notes.

¡	Investing in the notes is not equivalent to investing in the underlying index. Investing in the notes is not equivalent to investing in the underlying index or its component ETFs. Investors in the notes will not have voting rights or rights to receive dividends or other distributions or any other right with respect to the component ETFs of the underlying index.

▪	The notes will not be listed on any securities exchange and secondary trading may be limited. Accordingly, you should be willing to hold your notes for the entire 5-year term of the notes. The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. MS & Co. may, but is not obligated to, make a market in the notes and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the notes, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Since other broker-dealers may not participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the notes, it is likely that there would be no secondary market for the notes. Accordingly, you should be willing to hold your notes to maturity.

▪	Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the notes. One or more of our subsidiaries and/or third-party dealers have carried out, and will continue to

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carry out, hedging activities related to the notes (and to other instruments linked to the underlying index or its component ETFs), including trading in the component ETFs of the underlying index, in options contracts on the component ETFs, or in other instruments related to the underlying index. As a result, these entities may be unwinding or adjusting hedge positions during the term of the notes, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the determination date approaches. Some of our subsidiaries also trade the component ETFs of the underlying index and other financial instruments related to the underlying index on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could have increased the initial index value, and, therefore, could have increased the value at or above which the underlying index must close on the determination date before an investor receives a payment at maturity that exceeds the stated principal amount of the notes. Additionally, such hedging or trading activities during the term of the notes, including on the determination date, could adversely affect the closing value of the underlying index on the determination date, and, accordingly, the amount of cash an investor will receive at maturity.

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Underlying Index

Morgan Stanley ETF-MAP 2 Index – Index Description

The Morgan Stanley ETF-MAP 2 Index has been developed by and is calculated, published and rebalanced by MS & Co. as the “underlying index publisher.” This section outlines the key steps in constructing the underlying index, including the timing and methodology of the underlying index calculation and adjustment. In general, the construction of the Asset Portfolio for each Sub-Index is based on the principles of modern portfolio theory and the efficient frontier. The fundamental premise of modern portfolio theory is that the weighting of assets in an investment portfolio should be based not only on the individual risk and return characteristics of each asset but also on each asset’s relationship, in terms of correlation, volatility and return, to the other portfolio components. The efficient frontier represents a set of portfolios constructed using modern portfolio theory concepts, each of which has a different risk and return profile. An investor choosing a portfolio from the “efficient frontier” should, the theory says, be maximizing returns for the chosen level of risk.

The index methodology is applied to the Sub-Index scheduled for monthly rebalancing on the specific rebalancing date (the “Rebalancing Selection Date”) to determine the Asset Portfolio for such Sub-Index that had the maximum historical return with 5% annualized volatility during the prior 63-trading-day period (the “Monthly Rebalancing”). Beginning on the trading day after the Rebalancing Selection Date and continuing for a period of several trading days (each such trading day, a “Rebalancing Date”), the weight of each Index Component is adjusted from its prior level and the new Asset Portfolio for the applicable Sub-Index is formed.

Inputs to the index methodology include the historical returns and historical volatilities of each Index Component as well as the historical correlations between any two Index Components. All levels are calculated on an annualized basis over the preceding 63-trading-day calculation window, with more recent data emphasized for volatility and correlation calculations. The index methodology also applies pre-defined limits for Index Component weightings and sector exposures.

To calculate the “Daily Allocation” between the Asset Portfolio and cash for each Sub-Index, on each business day the Calculation Agent determines the realized volatility of the Asset Portfolio for each Sub-Index over a shorter-term and a longer-term period (the greater of which is the “Realized Volatility”). If the Realized Volatility for a Sub-Index exceeds 5.5%, the allocation to the Asset Portfolio for such Sub-Index will be decreased, with the objective of reducing Index volatility, and if the Realized Volatility is below 5%, the allocation to the Asset Portfolio for such Sub-Index may be increased. In each case, the Asset Portfolio allocation for each Sub-Index will generally equal the Volatility Target divided by its Realized Volatility, subject to a maximum of 100%. For example, if the Realized Volatility of a Sub-Index is 7.5%, the allocation to the Asset Portfolio for such Sub-Index will equal the 5% Volatility Target divided by its 7.5% Realized Volatility, or 66.67%. Volatility is a market standard statistical measure of the magnitude and frequency of price changes of a financial asset over a period of time, used to express the riskiness of the asset. Note, however, that volatility does not identify the direction of the asset’s price movement.

Because the Realized Volatility metric used to determine exposure of each Sub-Index to its respective Asset Portfolio is the greater of shorter-term and longer-term volatility, Realized Volatility for the Sub-Indices will increase more quickly when daily volatility increases, and Index exposure to the respective Asset Portfolios will be correspondingly reduced. Conversely, Realized Volatility for the Sub-Indices will decrease more slowly when daily volatility decreases, resulting in a more gradual increase in allocations to the respective Asset Portfolios.

The Daily Allocations with respect to the Sub-Indices will only seek to adjust the volatility of the underlying index and will not attempt to optimize the asset allocations within the respective Asset Portfolios. Because the underlying index will not use leverage it may not be possible to achieve the Volatility Target of 5% during periods of very low volatility.

Morgan Stanley ETF-MAP 2 Index – Index Rules

•	The maximum asset weightings on each Rebalancing Date for each market sector and for each Index Component within a given market sector are specified in the table below.

•	Asset weightings will not be rebalanced between each respective Monthly Rebalancing for the Sub-Indices due to changes in market value of Index Components.

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•	If between Monthly Rebalancings the Realized Volatility of a Sub-Index exceeds 5.5% or falls below 5%, the allocation to the Asset Portfolio for such Sub-Index may be adjusted pursuant to the Daily Allocation as described above.

•	The allocation to the Asset Portfolio for each Sub-Index will equal the Volatility Target divided by its observed historical volatility, subject to a maximum of 100%.

•	The sum of allocations to the respective Asset Portfolio and cash will not exceed 100% for any Sub-Index. Because the underlying index will not use leverage it may not be possible to achieve the Volatility Target of 5% during periods of very low volatility.

•	The level of the index tracks the average daily returns of the Sub-Indices, which are calculated on an excess return basis. Specifically, the level of each Sub-Index is determined by the weighted return of the Asset Portfolio for such Sub-Index reduced by the return on an equivalent cash investment receiving the Federal Funds rate.

•	A servicing cost of 0.50% per annum, calculated on a daily basis, is deducted when calculating the index level.

Index Components

The potential Index Components that can be included in the Sub-Indices, and therefore the index, at any time and the maximum asset weightings on each Rebalancing Date for each market sector and for each Index Component within a given market sector are specified in the table below.

Sector And Maximum Weight	Asset Class	index components	MaxIMUM Asset Weight
Short-Term Treasuries 100%	Short-Term Treasuries	Morgan Stanley Two Year Treasury Index	100%
Foreign Equity 70%	Developed Market Equities	iShares MSCI EAFE Index Fund	35%
	Emerging Market Equities	Vanguard FTSE Emerging Markets ETF	35%
	Japan Equities	iShares MSCI Japan ETF	35%
US Equity 50%	US Large Cap Equities	SPDR S&P 500 ETF Trust	50%
	US Low Volatility Equities	PowerShares S&P 500 Low Volatility Portfolio	10%
Bonds 75%	Senior Loan	PowerShares Senior Loan Portfolio	10%
	20+ Year Treasuries	iShares Barclays 20+ Year Treasury Bond Fund	25%
	7-10 Year Treasuries	iShares Barclays 7-10 Year Treasury Bond Fund	25%
	High Yield Bonds	iShares iBOXX High Yield Corporate Bond Fund	25%
	Investment Grade Corporate Bonds	iShares iBOXX Investment Grade Corporate Bond Fund	10%
	Emerging Markets Bonds	iShares JP Morgan USD Emerging Markets Bond Fund	15%
Alternative Investments 50%	Gold	SPDR Gold Trust	25%
	Real Estate	iShares Dow Jones U.S. Real Estate Index Fund	25%

The Morgan Stanley Two Year Treasury Index has been developed by Morgan Stanley & Co. LLC (the “Sponsor'') and will be calculated and rebalanced by Morgan Stanley & Co. LLC.  The Morgan Stanley Two Year Treasury Index is a rules-based index that seeks to capture the yield from US Treasury notes with a maturity of between two years and two years and three months by notionally purchasing futures contracts on US Treasury notes.  The Morgan Stanley Two Year Treasury Index is published on Bloomberg under the ticker symbol MSUST2TR <Index>.

The Morgan Stanley Two Year Treasury Index, including its name, methodology and levels (the “Index Information”) is the exclusive property of the Sponsor. Unless specifically agreed by the Sponsor, no third party is authorized to use the Index Information in any way. The Sponsor and its affiliates disclaim any responsibility for any unauthorised use of the Index Information by any third party intending to promote, sponsor, endorse, market, offer, sell, distribute or reference the Index Information or any product, service or contract relating or linked to or otherwise referencing the Index Information.

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iShares® is a registered mark of BlackRock Institutional Trust Company, N.A. (“BTC”). The underlying index is not sponsored, endorsed, sold, or promoted by BTC. BTC makes no representations or warranties to the owners of any investment linked to the underlying index or any member of the public regarding the advisability of investing in any investment linked to the underlying index. BTC has no obligation or liability in connection with the operation, marketing, trading or sale of any investment linked to the underlying index.

“S&P®”, “S&P 500®” and “SPDR®” are trademarks of Standard & Poor’s Financial Services LLC (“S&P”). The underlying index is not sponsored, endorsed, sold, or promoted by S&P or the SPDR® Gold Trust (together, the “Trusts”). S&P and the Trusts make no representations or warranties to the owners of any investment linked to the underlying index or any member of the public regarding the advisability of investing in any investment linked to the underlying index. S&P and the Trusts have no obligation or liability in connection with the operation, marketing, trading or sale of any investment linked to the underlying index.

“PowerShares®” is a registered trademark of Invesco PowerShares Capital Management LLC (“Invesco PowerShares”). The Index is not sponsored, endorsed, sold, or promoted by Invesco PowerShares. Invesco PowerShares make no representations or warranties to the owners of any investment linked to the underlying index or any member of the public regarding the advisability of investing in any investment linked to the underlying index. Invesco PowerShares have no obligation or liability in connection with the operation, marketing, trading or sale of any investment linked to the underlying index.

“Vanguard®” is a registered mark of The Vanguard Group, Inc. (“Vanguard”).  The Index is not sponsored, endorsed, sold, or promoted by Vanguard.  Vanguard makes no representations or warranties to the owners of any investment linked to the underlying index or any member of the public regarding the advisability of investing in any investment linked to the underlying index.  Vanguard has no obligation or liability in connection with the operation, marketing, trading or sale of any investment linked to the underlying index.

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Hypothetical Retrospective and Historical Information

The inception date for the underlying index was June 16, 2014. The information regarding the underlying index prior to June 16, 2014 is a hypothetical retrospective simulation calculated by the underlying index publisher, using the same methodology as is currently employed for calculating the underlying index based on historical data. A retrospective simulation means that no actual investment which allowed a tracking of the performance of the index existed at any time during the period of the retrospective simulation. In addition, the Morgan Stanley Two Year Treasury Index and certain ETFs included in the Index Components existed for only a portion of period for which the index publisher calculates hypothetical retrospective values. For any period during which data for the Morgan Stanley Two Year Treasury Index or one or more ETFs did not exist, the historical simulation is based on (i) the value of the Morgan Stanley Two Year Treasury Index based on simulated historical performance and (ii) the value of each ETF’s benchmark index less the relevant ETF’s current expense ratio. Therefore, information regarding the underlying index prior to June 16, 2014 is hypothetical only and does not reflect actual historical performance. Investors should be aware that no actual investment which allowed a tracking of the performance of the underlying index was possible at any time prior to June 16, 2014. Such data must be considered illustrative only.

You should not take the historical or hypothetical retrospective values of the underlying index as an indication of its future performance.

Information as of market close on November 30, 2015:

Bloomberg Ticker Symbol:	MSUSMAP2
Current Index Value:	991.20

The following graph sets forth the hypothetical retrospective and historical daily closing values of the underlying index for the period from January 1, 2003 through November 30, 2015. The related table sets forth the hypothetical retrospective and historical high and low closing values, as well as end-of-quarter closing values, of the underlying index for each quarter from January 1, 2010 through November 30, 2015. The closing value of the index on November 30, 2015 was 991.20. The underlying index was established on June 16, 2014. The information prior to June 16, 2014 is a hypothetical retrospective simulation calculated by the underlying index publisher and must be considered illustrative only.

Morgan Stanley ETF-MAP 2 Index Hypothetical Retrospective and Historical Performance Daily Closing Values January 1, 2003 to November 30, 2015

*The red vertical line indicates June 16, 2014, which is the date on which the index was established.

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Morgan Stanley ETF-MAP 2 Index	High	Low	Period End
2010
First Quarter	717.10	689.76	715.33
Second Quarter	731.42	707.96	725.44
Third Quarter	763.71	718.43	763.71
Fourth Quarter	783.04	764.57	780.37
2011
First Quarter	802.22	774.70	790.39
Second Quarter	823.24	789.34	810.36
Third Quarter	852.77	810.77	841.06
Fourth Quarter	864.15	835.97	864.15
2012
First Quarter	890.57	859.14	890.01
Second Quarter	894.27	870.87	893.07
Third Quarter	921.86	891.82	909.83
Fourth Quarter	917.74	895.30	911.34
2013
First Quarter	926.92	901.13	926.92
Second Quarter	960.29	911.69	917.72
Third Quarter	944.45	914.33	937.31
Fourth Quarter	961.45	929.79	961.45
2014
First Quarter	971.58	943.41	961.52
Second Quarter	1,009.70	961.88	1,009.31
Third Quarter	1,027.28	1,000.77	1,000.89
Fourth Quarter	1,032.25	995.82	1,026.67
2015
First Quarter	1,059.51	1,023.06	1,036.32
Second Quarter	1,053.64	1,030.53	1,033.80
Third Quarter	1,035.85	992.09	1,005.94
Fourth Quarter (through November 30, 2015)	1,012.61	984.51	991.20

The underlying index was established on June 16, 2014. The information prior to June 16, 2014 is a hypothetical retrospective simulation calculated by the underlying index publisher and must be considered illustrative only.

Hypothetical Underlying Index Return

The following table shows the hypothetical return on the underlying index from January 1, 2003 to November 30, 2015. Because the publication of the underlying index began on June 16, 2014, the return on the underlying index shown below is retrospectively simulated. No actual investment which allowed a tracking of the performance of the underlying index was possible at any time prior to June 16, 2014.

Index Returns[1]
	1/1/2003– 11/30/2015	2003	2004	2005	2006	2007	2008	2009	2010	2011	2012	2013	2014	2015[2]
Returns	6.68%	18.80%	6.97%	3.00%	7.55%	3.71%	0.82%	10.98%	11.12%	10.77%	5.43%	5.50%	6.78%	-3.45%

Data based on simulated returns from January 1, 2003 to June 16, 2014 and actual returns thereafter.

1 All returns except year-to-date 2015 returns are annualized.

2 Year-to-date 2015 returns are not annualized.

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Additional Information About the Notes

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Provisions:
Denominations:	$10 and integral multiples thereof
Interest:	None
Underlying index publisher:	MS & Co.
Bull or bear notes:	Bull notes
Call right:	The notes are not callable prior to the maturity date.
Market disruption event:

The following provision supersedes in its entirety “Description of Equity-Linked Notes—General Terms of the Notes—market disruption event” in the accompanying product supplement:

“Market disruption event” means the occurrence or existence of any of the following events with respect to any ETF included in the underlying index, as determined by the calculation agent in its sole discretion:

(i) (a) the occurrence or existence of a suspension, absence or material limitation of trading of the ETF on the primary market for the ETF for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session in such market; or

(b) a breakdown or failure in the price and trade reporting systems of the primary market for the ETF as a result of which the reported trading prices for the ETF during the last one-half hour preceding the close of the principal trading session in such market are materially inaccurate; or the suspension, absence or material limitation of trading on the primary market for trading in futures or options contracts related to the ETF, if available, during the one-half hour period preceding the close of the principal trading session in the applicable market; or

(c) the suspension, material limitation or absence of trading on any major U.S. securities market for trading in futures or options contracts related to, if applicable, the ETF underlying index or the ETF for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market; and

(ii) a determination by the calculation agent in its sole discretion that any event described in clause (a), (b) or (c) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge position with respect to the notes.

For the purpose of determining whether a market disruption event exists at any time, if trading in an ETF included in the underlying index is materially suspended or materially limited at that time, then the relevant percentage contribution of that ETF to the value of the underlying index shall be based on a comparison of (x) the portion of the value of the underlying index attributable to that ETF relative to (y) the overall value of the underlying index, in each case immediately before the suspension or limitation.

For the purpose of determining whether a market disruption event has occurred: (1) a limitation on the hours or number of days of trading will not constitute a market disruption event if it results from an announced change in the regular business hours of the relevant exchange or market, (2) a decision to permanently discontinue trading in the ETF or in futures or options contract related to the ETF underlying index or the ETF will not constitute a market disruption event, (3) a suspension of trading in futures or options contracts on the ETF underlying index or the ETF by the primary securities market trading in such contracts by reason of (a) a price change exceeding limits set by such securities exchange or market, (b) an imbalance of orders relating to such contracts or (c) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in futures or options contracts related to the ETF underlying index or the ETF and (4) a “suspension, absence or material limitation of trading” on any relevant exchange or on the primary market on which futures or options contracts related to the ETF underlying index or the ETF are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

Relevant exchange:

The following provision supersedes in its entirety “Description of Equity-Linked Notes—General Terms of the Notes—relevant exchange” in the accompanying product supplement:

The primary exchange(s) or market(s) of trading for any ETF then-included in the underlying index, or any successor index.

Postponement of determination date:	If a market disruption event with respect to the underlying index occurs on the scheduled determination date, or if the scheduled determination date is not an index business day, the index closing value for such day shall be determined on the immediately succeeding index business day on which no market disruption event shall have occurred with respect to the underlying index; provided that the final index value shall not be determined on a date later than the fifth scheduled index business day after the scheduled determination date, and if such date is not an index business day, or

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if there is a market disruption event on such date, the calculation agent shall determine the final index value using the index closing value as determined by the calculation agent in accordance with the formula for calculating the underlying index last in effect prior to the commencement of the market disruption event (or prior to the non-index business day), without rebalancing or substitution, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension, limitation or non-Index business day) on such date of each ETF most recently constituting the underlying index.
Postponement of maturity date:	If the determination date is postponed so that it falls less than two business days prior to the scheduled maturity date, the maturity date will be postponed to the second business day following the determination date as postponed.
Discontinuance of the underlying index:

The following provision supersedes in its entirety “Description of Equity-Linked Notes—Discontinuance of Any Underlying Index or Basket Index; Alteration of Method of Calculation” in the accompanying product supplement:

If the underlying index publisher discontinues publication of the underlying index and such underlying index publisher or another entity publishes a successor or substitute index that MS & Co., as the calculation agent, determines, in its sole discretion, to be comparable to the discontinued underlying index (such index being referred to herein as a “successor index”), then any subsequent index closing value will be determined by reference to the published value of such successor index at the regular weekday close of trading on any index business day that the index closing value is to be determined, and, to the extent the index closing value of such successor index differs from the index closing value of the underlying index at the time of such substitution, a proportionate adjustment will be made by the calculation agent to the initial index value.

Upon any selection by the calculation agent of a successor index, the calculation agent will cause written notice thereof to be furnished to the trustee, to us and to The Depositary Trust Company, New York, New York (“DTC”), as holder of such notes, within three business days of such selection. We expect that such notice will be made available to you, as a beneficial owner of the relevant notes, in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

If the underlying index publisher discontinues publication of the underlying index and the calculation agent determines, in its sole discretion, that no successor index is available, then, on the date of such determination, the calculation agent will determine, in good faith and in a commercially reasonable manner, an alternative supplemental redemption amount, which will equal its estimate of the value, if any, of the investors’ forgone opportunity to receive any supplemental redemption amount, determined by reference to the calculation agent’s pricing models, inputs, assumptions about future market conditions including, without limitation, the volatility of the ETF-MAP 2 Index and its components and current and expected interest rates. The alternative supplemental redemption amount, if any, will be paid at maturity in addition to the stated principal amount of the notes.

Equity-linked notes:	All references to “equity-linked notes” or related terms in the accompanying product supplement for equity-linked notes shall be deemed to refer to market-linked notes when read in conjunction with this document.
Minimum ticketing size:	$1,000 / 100 notes
Trustee:	The Bank of New York Mellon
Calculation agent:	MS & Co.
Tax considerations:	In the opinion of our counsel, Davis Polk & Wardwell LLP, the notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying product supplement called “United States Federal Taxation—Tax Consequences to U.S. Holders.” Under this treatment, if you are a U.S. taxable investor, you generally will be subject to annual income tax based on the “comparable yield” (as defined in the accompanying product supplement) of the notes, even though no interest is payable on the notes. In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes generally will be treated as ordinary income. We have determined that the “comparable yield” for the notes is a rate of 2.7609% per annum, compounded semi-annually. Based on the comparable yield set forth above, the “projected payment schedule” for a note (assuming an issue price of $10) consists of a single projected amount equal to $11.4757 due at maturity. You should read the discussion under “United States Federal Taxation” in the accompanying product supplement concerning the U.S. federal income tax consequences of an investment in the notes.
The following table states the amount of original issue discount (“OID”) (without taking into account any adjustment to reflect the difference, if any, between the actual and the projected amount of the contingent payment on a note) that will be deemed to have accrued with respect to a note for each accrual period (assuming a day count convention of 30 days per month and 360 days per year), based upon the comparable yield set forth above.

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ACCRUAL PERIOD	OID DEEMED TO ACCRUE DURING ACCRUAL PERIOD (PER NOTE)	TOTAL OID DEEMED TO HAVE ACCRUED FROM ORIGINAL ISSUE DATE (PER NOTE) AS OF END OF ACCRUAL PERIOD
Original Issue Date through December 31, 2015	$0.0207	$0.0207
January 1, 2016 through June 30, 2016	$0.1383	$0.1590
July 1, 2016 through December 31, 2016	$0.1402	$0.2992
January 1, 2017 through June 30, 2017	$0.1422	$0.4414
July 1, 2017 through December 31, 2017	$0.1441	$0.5855
January 1, 2018 through June 30, 2018	$0.1461	$0.7316
July 1, 2018 through December 31, 2018	$0.1481	$0.8797
January 1, 2019 through June 30, 2019	$0.1502	$1.0299
July 1, 2019 through December 31, 2019	$0.1523	$1.1822
January 1, 2020 through June 30, 2020	$0.1544	$1.3366
July 1, 2020 through the Maturity Date	$0.1391	$1.4757

The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of U.S. Holders’ accruals of OID and adjustments thereto in respect of the notes for U.S. federal income tax purposes, and we make no representation regarding the actual amount of the payment that will be made on a note.

If you are a non-U.S. investor, please also read the section of the accompanying product supplement called “United States Federal Taxation—Tax Consequences to Non-U.S. Holders.”

As discussed under “United States Federal Taxation – Tax Consequences to Non-U.S. Holders – Possible Application of Section 871(m) of the Code” in the accompanying product supplement, Section 871(m) of the Internal Revenue Code of 1986, as amended (the “Code”), imposes a 30% withholding tax on certain “dividend equivalents” paid or deemed paid with respect to U.S. equities or equity indices under certain circumstances. However, in light of recently promulgated Treasury regulations under Section 871(m) of the Code, the withholding tax generally will not apply to the notes.

As discussed in the accompanying product supplement under the section called “United States Federal Taxation—FATCA Legislation,” the withholding rules generally referred to as “FATCA” will apply to the notes, except that, under a recent Internal Revenue Service notice, withholding under FATCA will not apply to payments of gross proceeds (other than any amount treated as interest) of a disposition of the notes before January 1, 2019.

You should consult your tax adviser regarding all aspects of the U.S. federal income tax consequences of an investment in the notes, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.
The discussion in the preceding paragraphs under “Tax considerations” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying product supplement, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the notes.
Use of proceeds and hedging:

The proceeds we receive from the sale of the notes will be used for general corporate purposes. We will receive, in aggregate, $10 per note issued, because, when we enter into hedging transactions in order to meet our obligations under the notes, our hedging counterparty will reimburse the cost of the agent’s commissions. The costs of the notes borne by you and described beginning on page 2 above comprise the agent’s commissions and the cost of issuing, structuring and hedging the notes.

On or prior to the pricing date, we hedged our anticipated exposure in connection with the notes by entering into hedging transactions with our subsidiaries and/or third party dealers. We expect our hedging counterparties to have taken positions in the component ETFs of the underlying index and in options contracts on the component ETFs. Such purchase activity could have increased the value of the underlying index on the pricing date, and, therefore, could have increased the value at or above which the underlying index must close on the determination date before you would receive at maturity a payment that exceeds the stated principal amount of the notes. In addition, through our subsidiaries, we are likely to modify our hedge position throughout the term of the notes, including on the determination date, by purchasing and selling the component ETFs or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities. As a result, these entities may be unwinding or adjusting hedge positions during the term of the notes, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the determination date approaches. We cannot give any assurance that our hedging activities will not affect the value of the underlying index, and, therefore, adversely affect the value of the notes or the payment you will receive at maturity. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying product supplement.

Benefit plan investor considerations:	Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider

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the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the notes. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may be considered “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”). ERISA Section 406 and Code Section 4975 generally prohibit transactions between Plans and parties in interest or disqualified persons. Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the notes are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the notes are acquired pursuant to an exemption from the “prohibited transaction” rules. A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the notes. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption). There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the notes.

Because we may be considered a party in interest with respect to many Plans, the notes may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the notes will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the notes that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such notes on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the notes on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

Each purchaser and holder of the notes has exclusive responsibility for ensuring that its purchase, holding and disposition of the notes do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law. The sale of any notes to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the notes if the account, plan or annuity is for the benefit of an employee of Morgan Stanley or Morgan Stanley Wealth Management or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the notes by the account, plan or annuity.

Additional considerations:	Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the notes, either directly or indirectly.
Supplemental information	The Agent may distribute the securities through Morgan Stanley Smith Barney LLC (“Morgan Stanley

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regarding plan of distribution; conflicts of interest:	Wealth Management”), as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG. Morgan Stanley Wealth Management, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley. Selected dealers, including Morgan Stanley Wealth Management, and their financial advisors will collectively receive from the Agent, Morgan Stanley & Co. LLC, a fixed sales commission of $0.30 for each note they sell. In addition, Morgan Stanley Wealth Management will receive a structuring fee of $0.05 for each note.

MS & Co. is our wholly-owned subsidiary and it and other subsidiaries of ours expect to make a profit by selling, structuring and, when applicable, hedging the notes.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying product supplement.

Validity of the notes:	In the opinion of Davis Polk & Wardwell LLP, as special counsel to Morgan Stanley, when the notes offered by this pricing supplement have been executed and issued by Morgan Stanley, authenticated by the trustee pursuant to the Senior Debt Indenture and delivered against payment as contemplated herein, such notes will be valid and binding obligations of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Debt Indenture and its authentication of the notes and the validity, binding nature and enforceability of the Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated November 19, 2014, which is Exhibit 5-a to the Registration Statement on Form S-3 filed by Morgan Stanley on November 19, 2014.
Contact:	Morgan Stanley clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776). All other clients may contact their local brokerage representative. Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.
Where you can find more information:

Morgan Stanley has filed a registration statement (including a prospectus, as supplemented by the product supplement for Equity-Linked Notes) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the product supplement for Equity-Linked Notes and any other documents relating to this offering that Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov. Alternatively, Morgan Stanley, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the product supplement for Equity-Linked Notes if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at.www.sec.gov as follows:

Product Supplement for Equity-Linked Notes dated November 19, 2014

Prospectus dated November 19, 2014

Terms used but not defined in this document are defined in the product supplement for Equity-Linked Notes or in the prospectus. As used in this document, the “Company,” “we,” “us” and “our” refer to Morgan Stanley.

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